Exhibit 99.1

Amaze Highlights Achievements in 2025 Year-End Letter to Shareholders

NEWPORT BEACH, CA – December 11, 2025 – Amaze Holdings, Inc. (NYSE American: AMZE) (“Amaze” or the “Company”), a global leader in creator-powered commerce, today issued a letter to its shareholders highlighting the important milestones the Company has reached throughout 2025.

Dear Shareholders,

As we near the end of 2025, I want to wish you all a happy holiday season and thank you for your support throughout 2025. We accomplished a lot this year and I am very excited about our growth prospects for the year ahead.

Amaze exists in the heart of the Creator Economy. Our core business at Amaze is to Allow Anyone, to Sell Anything, Anywhere with simple tools that connect. Since beginning this journey in September 2021, our team has stayed focused on making that mission real.

By the end of 2023, we recognized that fulfilling our role as a long-term partner to creators, small businesses, and entrepreneurs would require strengthening our liquidity. In May 2024, we made the decision to go public, setting off a period of immense activity. By June 2025, we completed the transition and turned our attention to rightsizing the organization and preparing for future growth. The public company structure we adopted came with significant debt, convertible notes, and other inherited challenges. At the same time, we needed to re-accelerate a business that had been slowed for more than a year as resources were funneled into the go-public effort and its considerable costs.

Our senior leadership team centered the remainder of 2025 around two priorities: automating operations to reduce expenses and strengthening our balance sheet. In Q4, we lowered our monthly burn by more than $300,000 and began optimizing for further efficiencies heading into 2026. We also worked through a significant wave of one-time expenses from July through October, largely expected as part of finalizing the public company structure and our acquisition of The Food Channel.

For the balance sheet, our primary objective was to eliminate the convertible debt and resolve as many legacy accounts payable as possible. To support this effort, we put in place an at-the-market (ATM) sales agreement and an equity line of credit (ELOC) to raise the capital needed to move the business forward. Since October 1, 2025 we have raised net proceeds of $11.7 million, enabling us to negotiate payoffs across our accounts payable, debt obligations, and other liabilities. As we close out Q4, we now believe that the company will be debt free by the end of Q1 2026 or possibly sooner. We did all this while also being able to support the business and acquire The Food Channel.

Here are the key financial actions completed so far in Q4 2025:

●	We eliminated approximately $3 million in convertible note debt, lease liability and senior secured debt.

●	We resolved roughly $5 million in accounts payable, tax liabilities and accrued creator commissions using approximately $4 million in cash and about $1 million through renegotiated terms.

2026 Outlook

The 2026 guidance and outlook that follow constitute forward-looking information within the meaning of applicable securities laws, and are based on a number of assumptions and subject to a number of risks. Actual results could vary materially as a result of numerous factors, including certain risk factors, many of which are beyond our control. Please see “Forward-looking Statements” below for more information.

●	The company expects to go into 2026 with approximately $3.5 million cash on hand.

●	The company expects to generate $18.3 million in gross merchandise value (GMV) for the full year 2026.

●	The company expects net revenue for the Amaze commerce business to be $7.3 million for the full year 2026, or approximately a 52% projected annual growth rate. These figures exclude revenue from The Food Channel, as well as from Digital Fits and Amaze Moments, both of which are still in beta testing while final projections are being evaluated.

●	The company expects The Food Channel business to generate at least $6 million in topline revenue for the full year 2026 from its main business units: advertising, brand partnerships, strategic partnerships and e-commerce.

With our two main focuses now largely addressed, we are now poised for growth in 2026. We expect the acquisition of The Food Channel to provide an immediate boost to our business. Interest in The Food Channel has been tremendous, and integration is progressing quickly. In November, we established both the ad-revenue and AdSense engines, and we completed a major overhaul of the platform’s look and feel. Based on the initial interest in The Food Channel, we believe it will have a material impact on earnings and revenue in 2026 and the potential in this space is significant. We are also in active discussions with several world-class executives to help guide its next phase of growth.

As you continue to follow developments in social commerce, live shopping, and the broader creator economy, I want to reinforce why we place so much emphasis on the number of creators on our platform and how many join each day. Amaze is not an agency, and managed services are not our core value proposition. Our mission is not just to help 100 creators succeed. We aim to empower millions of creators to monetize their passions and dreams. To do that, creators need more products to sell, more visibility, and tools that help them capture the “moments” when they trend.

In Q4, we launched Amaze Moments in beta form, an advanced AI engine designed to help creators and brands identify and act on spikes in traffic, fan engagement, and cultural relevance. Early results have been extremely encouraging, reducing complex store-launch times from days to hours and significantly increasing conversion rates for stores that leverage the product. Moments is powered by our unparalleled data set, including 2 billion unique visitors, 350 million repeat visitors, and more than 12 million stores with over 30 million products launched. This depth of data allows us to build proprietary language models that go far beyond standard off-the-shelf AI. It gives us unique insight into what thousands of shoppers are putting into carts each minute, what new products are being created, and what content is resonating in real time. While some of the GMV growth we are seeing in November and December is seasonal, the surge in new products and stores we are launching for creators is substantial and we are doing it with far fewer resources. Our product and engineering teams are working toward a full-scale rollout in early 2026, positioning Amaze for the next generation of dynamic merchandising and selling.

To further support our creators, let me share with you why some of our other investments are so important:

●	Kast: We have invested over $750,000 in engineering and product development resources on Kast in 2025. Our goal with Kast is that it becomes the de facto live shopping platform independent of any social media channel. Anyone should be able to launch a live shopping experience from anywhere. TikTok Shop, LTK and WhatNot are leading the way, but they are dependent on platforms, new traffic and other constraints. A democratized world of online social commerce will require an independent, easy to use and operate live shopping platform.

●	Digital Fits: We launched this to beta in July after spending almost $3 million on the product for both engineering time and acquisition costs. The gaming space, led by Roblox and Minecraft, continues to grow at a staggering pace and the ability to bring digital wearables to life both in the virtual world but also in the physical world is strategic. Our first 3,000 beta clients have given us amazing feedback and we are working diligently to get the product moved into full production. There are still obstacles we are facing with getting full access, but we are creatively finding work arounds to get to the millions of people who love these games and communities and we will rapidly create enough leverage to get native integrations over time.

●	Store Drop V2: Store Drop is one of our most loved features and it went through a major overhaul in the third quarter. Being able to quickly create a listing or a product on our platform and through our partnership with Adobe is a fan favorite, but the new ability to use Store Drop to drive that product to be sold anywhere is huge. It is a core part of our Amaze Moments strategy and it is showing improved results already in performance and conversion in our YouTube partnership integration.

The last thing I want to share with you all is how proud I am of our team of employees, partners, board and community. It has been a transformative year and we have had to overcome many obstacles. Through it all, we have never waivered on our core commitment to help creators at scale monetize. We remain committed to return value to our shareholders in the year ahead with our revamped business.

I appreciate your support and look forward to the year ahead.

Thank you,

Aaron Day

Chairman and CEO

Amaze.co

For investor information, please contact IR@amaze.co

For press inquiries, please contact PR@amaze.co

About Amaze

Amaze Holdings, Inc. is an end-to-end, creator-powered commerce platform offering tools for seamless product creation, advanced e-commerce solutions, and scalable managed services. By empowering anyone to “sell anything, anywhere,” Amaze enables creators to tell their stories, cultivate deeper audience connections, and generate sustainable income through shoppable, authentic experiences. Discover more at www.amaze.co.

Forward-Looking Statements

This shareholder letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events and developments or to our future operating or financial performance, including, but not limited to, statements about our financial outlook, strategies, initiatives, our growth for 2026, anticipated revenues, and our 2026 full year financial guidance. These statements can be identified by words such as such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “outlook,” “estimate,” “predict,” “potential” or “continue,” and are based our current expectations and views concerning future events and developments and their potential effects on us.

These statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statement. These risks and uncertainties include those set forth under the heading “Item 1A. Risk Factors” in our most recently filed Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, as well as in our Current Reports on Form 8-K. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other future filings and reports that we file with the Securities and Exchange Commission (SEC) from time to time.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this shareholder letter. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.